EXHIBIT 99.1

         NEW YORK, Jan. 25 -- Carver Bancorp, Inc. ("Carver") (Amex: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), announced today that it expects to incur a non-recurring pre-tax loss in the range of approximately $5.0 million to $7.0 million for the third quarter ended December 31, 1998. On an after tax basis, the loss is expected to fall within the range of approximately $3.0 million, or $1.35 per share, to $5.0 million, or $2.25 per share, based on approximately 2,225,000 average shares outstanding. These expected losses largely result from non-recurring charge-offs related to Carver's consumer loan portfolio and reconciliation problems associated with Carver's conversion of its data processing systems from an outside provider to an in-house system.

         After these losses, Carver's stockholder's equity is expected to be in the range of approximately $31.8 million to $33.8 million. The Bank's regulatory capital ratios will continue to exceed the capital ratios required by the Office of Thrift Supervision, the Bank's primary federal regulator, for "well capitalized" institutions. These expected losses will result in a remaining book value per share in the range of approximately $13.74 per share to $14.61 per share.

SEARCH FOR A NEW CEO HAS BEGUN

         Carver also announced today that it has commenced a search for a new President and Chief Executive Officer. This brings to an end the tenure of Thomas L. Clark, Jr. who was hired by Carver to be its President and Chief Executive Officer on February 1, 1995.

         Carver has engaged the services of Spencer Stuart, a leading national executive search firm, to aid the Company in hiring a new President and Chief Executive Officer. Carver expects to conclude the search expeditiously.

OPERATING COMMITTEE WILL RUN CARVER WHILE REPLACEMENT IS SOUGHT

         On an interim basis, until a permanent replacement is named, the Board of Directors has appointed an Operating Committee to manage the day-to-day affairs of the Company and the Bank and to perform the duties of the President and Chief Executive Officer. The Committee is composed of members of Carver's Board and senior executive officers of the Bank. The Operating Committee is chaired by Pazel G. Jackson, a Carver director and a Senior Vice President in the Community Development Group of The Chase Manhattan Bank. Three other members of Carver's Board and several senior executive officers of the Bank have also been named to serve on the Operating Committee. The members of Carver's Board serving on the Committee include Linda H. Dunham, a Vice President of TCB Management, Robert J. Franz, a retired Senior Vice President of Booz-Allen & Hamilton, Inc. and former head of that firm's Financial Industries Information Technologies practice and Herman Johnson, a certified public accountant.

CARVER REMAINS STRONG AND IS COMMITTED TO REMAINING INDEPENDENT

         David R. Jones, Esq. the Chairman of the Board, stated, "Carver remains a strong well capitalized institution. In addition, the Board has reaffirmed its commitment to making Carver an institution that maximizes shareholder value, provides superior banking services to its customers and remaining a strong independent banking institution."

         Carver is the holding company for the Bank, a federally chartered stock savings bank. The Bank operates seven full service branches in the New York City boroughs of: Brooklyn, Queens, Manhattan, and in Nassau County, New York. The Bank's deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

         This Press Release contains forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of Carver that are subject to various factors which could cause the actual results to differ materially from these estimates. These factors include, without limitation, changes in general, economic and market, legislative and regulatory conditions and the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from Carver's operations and investments.

         SOURCE Carver Bancorp, Inc. CONTACT: David R. Jones, Esq. of Carver Bancorp, Inc., 212-876-4747; or Matt Zachowski of Trimedia, Inc., 212-888-6115, for Carver Bancorp, Inc./ (CNY)